Exhibit 5.1

November 25, 2014

Enerplus Corporation

The Dome Tower

3000, 333 — 7th Avenue S.W.

Calgary, Alberta  T2P 2Z1
Canada

Ladies and Gentlemen:

We have acted as your Canadian counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission on November 10, 2014 (the “Registration Statement”) relating to the issuance by you of an additional 8,016,782 common shares (“Common Shares”) of Enerplus Corporation, a corporation formed under the laws of Alberta (“Enerplus”), issuable in connection with restricted share unit awards or performance share unit awards (collectively, the “Share Awards”) granted pursuant to the Enerplus Corporation Share Award Incentive Plan dated effective February 1, 2014 (the “Incentive Plan”), in the manner set forth in the Registration Statement.

We have examined originals and copies, certified or identified to our satisfaction of: (i) the Registration Statement, (ii) the Incentive Plan, (iii) Enerplus’ articles and by-laws, (iv) certain resolutions of the board of directors of Enerplus, and (vi) such other proceedings, documents and records as we have deemed relevant or necessary as a basis for the opinions herein expressed.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1.                                      Enerplus has duly and properly allotted and reserved the 8,016,782 Common Shares to be issued upon the vesting of the Share Awards pursuant to the Incentive Plan.

2.                                      Upon the vesting of the Share Awards in accordance with the Incentive Plan, such Common Shares when issued in settlement thereof, will be duly and validly issued as fully paid and non-assessable Common Shares of Enerplus.

We are solicitors qualified to carry on the practice of law in the Province of Alberta, Canada only and we express no opinion as to any laws, or matters governed by any other laws, other than the laws of the federal laws of Canada applicable therein.  We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the United States Securities Act of 1933, as amended (the “Act”), or within the category of persons whose consent is required by Section 7 of the Act.

Yours truly,
/s/ Blake, Cassels & Graydon LLP